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                                                                EXHIBIT 99.2


May 8, 2001                                 Contact: Garry Ridge
                                                     (619) 275-1400 Ext. 1124



IRWIN NAMED CFO OF WD-40 COMPANY

TRANCHINA TO OVERSEE INTEGRATION OF NEW BRANDS

         San Diego--WD-40 Company (Nasdaq: WDFC) announced today that Michael J. Irwin has been named chief financial officer.

         "Mike's diverse business background, with a unique combination of finance, business development and marketing, combined with his deep understanding of the WD-40 Company, makes him the ideal choice for CFO," said Garry Ridge, WD-40 Company president and chief executive officer.

         Irwin, 37, most recently served as vice president marketing for WD-40 Company. Prior to joining WD-40 Company in May, 1995, Irwin served in a variety of positions at Hybritech Inc., including financial analyst and manager of business development. He also served as a financial consultant with Dean Witter Reynolds.

         Tom Tranchina, who has served as WD-40 Company CFO since 1998, will serve as vice president - strategic integration, and will be responsible for the full integration of the recently acquired Global Household Brands business into the WD-40 Company business model, as well as other acquisition related activities.

         "We need the experience and expertise that Tom has to ensure a smooth transition as we shift to a company that is truly a fortress of brands, and need him to focus solely on this aspect of our business" said Ridge.


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                                     -more-


IRWIN NAMED CFO

         Irwin received a Bachelor's degree in advertising from San Diego State University, an MBA from Southern Methodist University and is currently enrolled in the Masters of Science in Executive Leadership program at the University of San Diego.

          "The new style of CFO must be one who combines finance and arithmetic with the ability to ensure the company has the knowledge and resources to meet its goals and that those resources are being applied to maximize the value of the company." Ridge added. "In his new role, Mike will not only be responsible for overall financial reporting and performance, but also risk management, revenue growth and creating a mind set of continual learning throughout the organization."

         WD-40 Company, with headquarters in San Diego, is a global consumer products company with brands that deliver above expectation performance at extremely good value to end users who buy in a variety of trade channels. WD-40 Company produces multi-purpose lubricants, WD-40(R)and 3-IN-ONE(R), the Lava(R) and Solvol(R) brands of heavy-duty hand cleaners, and household products X-14(R), 2000 Flushes(R) and Carpet Fresh(R). WD-40 Company markets its products in more than 160 countries worldwide, and recorded sales of $152.7 million in fiscal 2000.

         Additional information about WD-40 Company may be obtained on the worldwide Web at www.wd40.com.

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